Exhibit 99.1

This message is going to all Team Members.

This morning we announced that Tyson Foods will be acquiring AdvancePierre Foods, a natural fit to join the Tyson family due to its strong lunch and dinner sandwich, sandwich component, entree and snacks manufacturing capabilities in fresh and frozen protein foods. The acquisition of AdvancePierre fits well with our strategy and provides us a tremendous platform for growth. With this in mind, I wanted to share a bit of the rationale for this decision with you, and discuss what happens next.

As you’ll remember, earlier this year we rolled out our new strategy, which is built on our purpose to raise the world’s expectations for how much good food can do. Our strategy is to grow our portfolio of protein-packed brands and deliver sustainable food at scale. The decision to acquire AdvancePierre is a natural step forward in this strategy. They have a complementary, market-leading portfolio of products that will allow us to leverage our strong business fundamentals while driving growth for both companies.

This transaction is an excellent strategic fit for a number reasons. The pairing of AdvancePierre’s product portfolio of ready-to-eat lunch and dinner sandwiches, sandwich components and snacks with Tyson’s portfolio of brands will broaden our offering while furthering our strategic intent to sustainably feed the world with a fast-growing portfolio of protein-packed brands. AdvancePierre’s product portfolio will also expand our prepared foods offering and enhance our positions in the convenience, retail perimeter and foodservice segments.

Today’s news is certainly exciting, and I hope you will all join me in welcoming AdvancePierre employees as Tyson Team Members when the transaction closes. We expect that to happen in the third quarter of our fiscal 2017, but, between now and then, nothing changes, and it is crucial that we all stay focused on the work we’re already doing to drive progress at Tyson. It’s so gratifying to see the contributions you all make to our company each day, and we truly appreciate your elevated focus on consumers, customers, technology and sustainability. This is what will set Tyson apart through our next stage of growth and build a great future for our great American company.

Tyson is strong today, and by working consistently to achieve our strategic objectives, we will lead for tomorrow.  We will be increasingly known for Caring, Candor, Creativity, Collaboration and Commitment.  We look forward to collaborating with AdvancePierre to find the best way to combine our two companies and deliver value to our Team Members, partners, consumers and shareholders.

This morning we will send a calendar invite for a Team Talk meeting that I will host at 9:30 a.m. CT. I encourage all Team Members to attend. In addition, we’ll be hosting an investor call at 7:30 a.m. CT to discuss the transaction.

If you are contacted by the media or an outside third party, you should not directly interact with them. Please reach out to Gary Mickelson in External Communications should you receive a request or inquiry from a third party.

As always, thank you for all you do for the Tyson Foods family.

Tom Hayes
President & CEO

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements, including statements regarding the expected consummation of the acquisition, which involve a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition (such as regulatory approval for the transaction and the tender of at least a majority of the outstanding shares of capital stock of AdvancePierre Foods); the possibility that the transaction will not be completed; the impact of general economic, industry, market or political conditions; risks related to the ultimate outcome and results of integrating the operations of Tyson and AdvancePierre Foods; the ultimate outcome of Tyson’s operating strategy applied to AdvancePierre Foods and the ultimate ability to realize synergies; the effects of the business combination on Tyson and AdvancePierre Foods, including on the combined company’s future financial condition, operating results, strategy and plans; and other risks and uncertainties, including those identified in AdvancePierre Foods’ periodic filings, including AdvancePierre Foods’ Annual Report on Form 10-K for the year ended December 31, 2016 and AdvancePierre Foods’ Registration Statement on Form S-1 filed with the U.S. Securities Exchange Commission (“SEC”) on April 5, 2017 and any subsequent quarterly reports on Form 10-Q, as well as the tender offer documents to be filed with the SEC by Tyson and the Solicitation/Recommendation statement on Schedule 14D-9 to be filed by AdvancePierre Foods.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions (or the negative of such terms) are intended to identify forward-looking statements.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date of this communication, and neither Tyson nor AdvancePierre Foods undertakes any obligation to update any forward-looking statement except as required by law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer referenced in this communication has not yet commenced.  This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that will be filed with the SEC.  The solicitation and offer to buy AdvancePierre Foods stock will only be made pursuant to an Offer to Purchase and related tender offer materials.  At the time the tender offer is commenced, Tyson and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter AdvancePierre Foods will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION.  ADVANCEPIERRE FOODS STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ADVANCEPIERRE FOODS SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.  The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of AdvancePierre Foods stock at no expense to them.  The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC's website at www.sec.gov.  Copies of the documents filed with the SEC by Tyson will be available free of charge on Tyson’s internet website at http://www.tyson.com or by contacting Jon Kathol at Tyson’s Investor Relations Department at (479) 290-4235 or by email at jon.kathol@tyson.com.  Copies of the documents filed with the SEC by AdvancePierre Foods will be available free of charge on AdvancePierre Foods’ internet website at http://www.advancepierre.com or by contacting John Morgan at AdvancePierre Foods’ Investor Relations Department at (513) 372-9338 or by email at ir@advancepierre.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, AdvancePierre Foods files annual, quarterly and current reports and other information with the SEC.  You may read and copy any reports or other information filed by AdvancePierre Foods at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  AdvancePierre Foods’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

About Tyson Foods

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest food companies with leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®,  Ball Park®, Wright®, Aidells® and State Fair®. It’s a recognized market leader in chicken, beef and pork as well as prepared foods, including bacon, breakfast sausage, turkey, lunchmeat, hot dogs, pizza crusts and toppings, tortillas and desserts. The company supplies retail and foodservice customers throughout the United States and approximately 115 countries. Tyson Foods was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. At October 1, 2016, the company had approximately 114,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

About AdvancePierre Foods

AdvancePierre Foods Holdings, Inc., headquartered in Cincinnati, Ohio, is a leading national producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks to a wide variety of distribution outlets including foodservice, retail and convenience store providers. With revenues of $1.6 billion in 2016 and approximately 4,500 employees, the Company offers a broad line of products across all day parts including: ready-to-eat sandwiches, such as breakfast sandwiches, peanut butter and jelly sandwiches and hamburgers; sandwich components, such as fully cooked hamburger and chicken patties, and Philly steaks; and other entrées and snacks, such as country-fried steak, stuffed entrées, chicken tenders and cinnamon dough bites.

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